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                                                                    Exhibit 99.1

               COX ENTERPRISES AGREES TO SELL 13.5 MILLION SHARES
                           OF COX COMMUNICATIONS STOCK


ATLANTA -- Cox Enterprises, Inc., today announced an agreement to sell 13.5 million shares of Cox Communications Class A common stock to two private investors. Cox Enterprises will use proceeds from the sale for general corporate purposes.

"We have tremendous confidence in Cox Communications and its ability to generate value for its shareholders," said Jim Kennedy, Chairman and Chief Executive Officer of Cox Enterprises and Chairman of Cox Communications, Inc. "This sale represents an opportunity to unite our balance sheet needs with meeting an expressed demand from the investors for a larger stake in Cox Communications."

Cox Enterprises reached an agreement as to the terms of the sale on October 22, 2001, and expects to close the sale on or about October 29, 2001.

Cox Enterprises (www.coxenterprises.com) is one of the nation's leading media companies and operators of automobile auctions. Major operating subsidiaries include Cox Communications, Inc. ([NYSE: COX] cable television distribution, telephone, high-speed Internet access and other advanced broadband services); Cox Newspapers, Inc. (newspapers, local and national direct mail advertising and customized newsletters); Cox Television (television, television sales rep firms and research); Cox Radio, Inc. ([NYSE: CXR] broadcast radio stations and interactive web sites); Manheim Auctions, Inc. (vehicle auctions, repair and certification services and web-based technology products); and Cox Interactive Media, Inc. (a network of Internet city sites). Cox Enterprises also owns an equity stake in a range of Internet businesses, including AutoTrader.com, the world's largest and most visited online source of vehicle listings for dealers and consumers.

Cox Communications, Inc., a Fortune 500 company, serves approximately 6.2 million customers nationwide, making it the nation's fifth largest cable television company. A full-service provider of telecommunications products, Cox offers an array of services, including Cox Cable; local and long distance telephone services under the Cox Digital Telephone brand; high-speed Internet access under the brands Cox@Home, Road Runner and Cox Express; advanced digital video programming services under the Cox Digital Cable brand; and commercial voice and data services via Cox Business Services. Cox is an investor in telecommunications companies including Sprint PCS and Excite@Home, as well as programming networks including Discovery Channel and The Learning Channel. More information about Cox Communications can be accessed on the Internet at www.cox.com.